                                                                    EXHIBIT 99.2

                                    ANNEX A

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                         OPERATIONS OF THE AT&T SYSTEMS

   The following "Management's Discussion and Analysis of Financial Condition and Results of Operations of the AT&T Systems" has been prepared by Mediacom Broadband LLC in connection with its concurrent offering of $400.0 million in aggregate principal amount of % senior notes due 2013. For purposes of this Annex A, "our manager" refers to Mediacom Communications Corporation and "we," "us" and "our" refers to Mediacom Broadband LLC.

Introduction

   Mediacom Broadband LLC is a newly-formed, wholly-owned subsidiary of our manager, Mediacom Communications. On February 26, 2001, our manager entered into agreements with affiliates of AT&T Broadband, LLC that will allow our operating subsidiaries to acquire cable systems in Georgia, Illinois, Iowa and Missouri. The aggregate purchase price of the AT&T systems is approximately $2.2 billion in cash, or approximately $2,640 per basic subscriber, subject to closing adjustments. We expect to complete the AT&T acquisitions no later than the third quarter of 2001, subject to customary closing conditions, including the receipt of consents from applicable cable television franchising authorities.

   Pursuant to the terms of the indenture governing the notes, if all of the AT&T acquisitions are not closed prior to or concurrently with the issuance of the notes, the net proceeds of this offering, along with the additional amount necessary to fund the special mandatory redemption of the notes described in this offering memorandum, will be placed in an escrow account. If all of the AT&T acquisitions are not completed within 120 days from the issue date of the notes, the escrowed funds will be used to redeem all the notes at a redemption price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of redemption. Upon the closing of the AT&T acquisitions, the escrowed funds will be released to pay a portion of the purchase price of the AT&T systems and related fees and expenses.

   The following discussion and analysis is based on the aggregation of the historical combined financial statements, and our review of the business and operations, of each of the AT&T systems. For the periods described in this offering memorandum, the AT&T systems have been operated as fully integrated businesses of AT&T Broadband. As such, the AT&T systems' historical combined financial statements have been derived from the financial statements and accounting records of AT&T Broadband and reflect significant assumptions and allocations. For example, parent transfers and expense allocations include programming costs, management fees, cable system acquisitions and cash transfers. We believe the AT&T systems' historical combined financial statements do not reflect many significant changes that will occur in the operations and funding of the AT&T systems as a result of our acquisitions of the AT&T systems. Furthermore, we believe the discussion and analysis of the AT&T systems' financial condition and combined results of operations set forth below are not indicative nor should they be relied upon as an indicator of our future performance.

Certain Anticipated Effects of the Acquisitions

   Upon completion of the AT&T acquisitions, we expect to implement significant changes that may have a material impact on the operations and funding of the AT&T systems. The historical and pro forma results from operations discussed in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and under the heading "Unaudited Pro Forma Combined Financial Statements" do not reflect certain cost savings that we believe we can achieve in the near future. For example, the historical combined direct costs and expenses of the AT&T systems were based on the cost structure existing under AT&T Broadband's ownership and management. However, upon completion of the AT&T acquisitions, certain costs and expenses will be different under our ownership and management. For example, our manager will replace AT&T Broadband as the manager of the AT&T systems, and AT&T Broadband will no longer be entitled to receive management fees from the AT&T systems. For the year ended December 31, 2000 and the three months ended March 31, 2001, combined management fees for the AT&T systems represented 5.1% and 7.5%, respectively, of the AT&T systems' combined revenue. By comparison, for the same periods, our manager's corporate expenses represented 1.8% and 1.7%, respectively, of its revenues, and our manager charged management fees to its existing operating subsidiaries in an amount equal to the same percentages of its operating subsidiaries' aggregate revenues. Upon completion of the AT&T acquisitions, the number of our manager's basic subscribers served will more than double, and our manager believes that its corporate expenses will not increase by the same relative amount. As a result, our manager expects to reduce its corporate expenses to approximately 1.5% of its revenues. Our manager has advised us that it currently intends to charge management fees to our operating subsidiaries equal to 1.5% of our combined revenue. Adjusted EBITDA assumes that, upon completion of the AT&T acquisitions, the amount of the management fees charged by our manager for the periods presented would have been 1.5% of our combined revenue.

   Upon completion of the AT&T acquisitions, we believe that programming costs for the AT&T systems will initially increase by up to $7.8 million per annum as a result of volume discounts historically received by the AT&T systems that will not be available under our manager's existing arrangements with programming suppliers. However, we believe that we will be able to immediately achieve certain additional cost savings relating to plant operations, employee costs and billing expenses. We believe that these additional savings will substantially offset the increase to programming costs that we initially expect to incur. In addition, these cost savings do not include programming discounts our manager expects to negotiate as a result of the significant increase in the number of basic subscribers it will serve following the completion of the AT&T acquisitions.

General

   Revenue. The AT&T systems' revenue is, and we expect our revenue to be, primarily attributable to monthly subscription fees charged to basic subscribers for our basic and premium cable television programming services.

   Basic revenue consists of monthly subscription fees for all services other than premium programming and high-speed data service and also includes monthly charges for customer equipment rental and installation fees.

   Premium revenue consists of monthly subscription fees for analog and digital programming provided on a per channel basis or as part of premium service packages.

   Other revenue represents pay-per-view charges, high-speed data revenue, late payment fees, advertising revenue and commissions related to the sale of goods by home shopping services. Pay-per-view is programming offered on a per program basis which a subscriber selects and pays a separate fee.

   Operating expenses. The AT&T systems' operating expenses consist of fees paid to programming suppliers, expenses related to copyright fees, wages and salaries of technical personnel and plant operating costs.

   Selling, general and administrative expenses. Selling, general and administrative expenses directly attributable to the AT&T systems include wages and salaries for customer service and administrative personnel, franchise fees and expenses related to billing, marketing, bad debt, advertising sales and office administration.

   Management fees. Certain subsidiaries of AT&T Broadband provide administrative services to the AT&T systems and have managerial responsibility of their cable television systems' operations and construction. As compensation for these services, the AT&T systems pay a monthly management fee calculated on a per-subscriber basis.

   Depreciation and amortization. Depreciation and amortization relates primarily to the allocation of acquisition costs and from capital expenditures associated with the upgrade of the AT&T systems. Following our acquisition of the AT&T systems and as a result of our plan to continue to upgrade our network, we expect to report higher levels of depreciation and amortization than are reflected in the historical combined financial statements of the AT&T systems.

   Interest expense. The AT&T systems are wholly-owned by affiliates of AT&T Broadband. As such, the AT&T systems have no material indebtedness and are not otherwise allocated any interest expense by AT&T Broadband. Upon consummation of the financings relating to the AT&T acquisitions, we will have a substantial amount of indebtedness.

   EBITDA. EBITDA represents excess (shortfall) of revenue over direct expenses before depreciation and amortization and restructuring charge. EBITDA:

  . is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity;

  . is not intended to represent funds available for debt service, dividends, reinvestment or other discretionary uses; and

  . should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

   EBITDA is included in this offering memorandum because our management believes that EBITDA is a meaningful measure of performance commonly used in the cable television industry and by the investment community to analyze and compare cable television companies. Our definition of EBITDA may not be identical to similarly titled measures reported by other companies.

   The table below sets forth for the periods indicated on a historical basis the percentage of the AT&T systems' total revenue attributable to the sources indicated and their EBITDA.

                                                                                 Three Months
                                                                                Ended March 31,
                                                                                ----------------
                                         Period from  Period from
                                          January 1,    March 1,
                             Year Ended    Through      Through     Year Ended
                            December 31, February 28, December 31, December 31,
                                1998         1999         1999         2000      2000     2001
                            ------------ ------------ ------------ ------------ -------  -------
   Basic revenue...........     73.2%        72.1%        70.1%        67.4%       69.8%    67.3%
   Premium revenue.........     16.2         16.8         17.4         17.5        18.1     17.3
   Other revenue...........     10.6         11.1         12.5         15.1        12.1     15.4
                               -----        -----        -----        -----     -------  -------
   Total revenue...........    100.0%       100.0%       100.0%       100.0%      100.0%   100.0%
                               =====        =====        =====        =====     =======  =======
   EBITDA margin...........     43.5%        38.4%        35.4%        35.0%       36.1%    28.9%

Results of Operations

   On March 9, 1999, AT&T Corp. acquired AT&T Broadband, formerly known as Tele-Communications, Inc., in a merger (the "AT&T Merger"). In the AT&T Merger, AT&T Broadband became a subsidiary of AT&T. For financial reporting purposes, the AT&T Merger was deemed to have occurred on March 1, 1999. The combined financial statements for periods prior to March 1, 1999 include the systems that were then owned by Tele-Communications, Inc. Due to the application of purchase accounting in connection with the AT&T Merger, the predecessor combined financial statements are not comparable to the successor combined financial statements. The following discussion and analysis is based on the aggregation of the historical combined financial statements of the AT&T systems.

Three Months Ended March 31, 2001 Compared to Three Months Ended March 31, 2000

   Revenue. Revenue increased 8.3% to $112.9 million for the three months ended March 31, 2001, as compared to $104.3 million for the three months ended March 31, 2000, principally as a result of:

   . an increase in the average monthly basic service rate charged to subscribers;

   . a growth of cable modem customers; and

   . an increase in pay-per-view and advertising sales revenue.

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   Operating expenses. Operating expenses increased 16.8% to $61.7 million for the three months ended March 31, 2001, as compared to $52.8 million for the three months ended March 31, 2000. The increase was due principally to higher programming and cable modem service costs. Programming costs increased due to a combination of higher programming rates and additional programming offerings to customers served. Cable modem service costs increased due primarily to an increase in the number of cable modem customers. As a percentage of revenue, operating expenses were 54.6% for the three months ended March 31, 2001, as compared to 50.6% for the three months ended March 31, 2000.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased 6.5% to $10.1 million for the three months ended March 31, 2001, as compared to $9.5 million for the three months ended March 31, 2000. As a percentage of revenue, selling, general and administrative expenses were 8.9% for the three months ended March 31, 2001, as compared to 9.1% for the three months ended March 31, 2000.

   Management fees. Management fees increased 93.1% to $8.5 million for the three months ended March 31, 2001, as compared to $4.4 million for the three months ended March 31, 2000. This increase was due to higher management fees charged by the manager of the AT&T systems on a per subscriber basis.

   Restructuring charge. Restructuring charge was $570,000 for the three months ended March 31, 2001. Restructuring charge was part of a cost reduction plan undertaken by AT&T Broadband in 2001, whereby certain employees of the Georgia systems were terminated resulting in a one-time charge.

   Depreciation and amortization. Depreciation and amortization associated with the AT&T systems increased 19.9% to $38.4 million for the three months ended March 31, 2001, as compared to $32.0 million for the three months ended March 31, 2000. This increase was substantially due to capital expenditures associated with the upgrade of the AT&T systems and the final purchase price allocation in connection with the AT&T Merger.

   Excess (shortfall) of revenue over direct expenses. Due to the factors described above, the AT&T systems generated shortfall of revenue over direct expenses of $6.3 million for the three months ended March 31, 2001, as compared to excess of revenue over direct expenses of $5.6 million for the three months ended March 31, 2000.

   EBITDA. EBITDA decreased 13.2% to $32.7 million for the three months ended March 31, 2001, as compared to $37.6 million for the three months ended March 31, 2000. This decrease was substantially due to the increases in programming costs, cable modem service costs and management fees as noted above.

   Year Ended December 31, 2000 Compared to the Period from March 1, 1999 through December 31, 1999

   Revenue. Revenue increased to $439.5 million for the year ended December 31, 2000, as compared to $336.6 million for the period from March 1, 1999 through December 31, 1999. The increase was principally a result of:

  . the year ended December 31, 2000 including 12 months of operating results versus 10 months of operating results for the period from March 1, 1999 through December 31, 1999;

  . an increase in the average monthly basic service rate charged to subscribers; and

  .  a growth in cable modem customers.

   Operating expenses. Operating expenses increased to $223.5 million for the year ended December 31, 2000, as compared to $168.6 million for the period from March 1, 1999 through December 31, 1999. The increase was principally due to the year ended December 31, 2000 including 12 months of operating results versus 10 months of operating results for the period from March 1, 1999 through December 31, 1999 and increases in programming and cable modem service costs. As a percentage of revenue, operating expenses were 50.9% in 2000, as compared to 50.1% for the period from March 1, 1999 through December 31, 1999.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased to $39.9 million for the year ended December 31, 2000, as compared to $35.5 million for the period from March 1, 1999 through December 31, 1999. The increase was principally due to the year ended December 31, 2000 including 12 months of operating results versus 10 months of operating results for the period from March 1, 1999 through December 31, 1999. As a percentage of revenue, selling, general and administrative expenses were 9.1% in 2000, as compared to 10.5% for the period from March 1, 1999 through December 31, 1999.

   Management fees. Management fees increased to $22.3 million for the year ended December 31, 2000, as compared to $13.4 million for the period from March 1, 1999 through December 31, 1999. The increase was due to the year ended December 31, 2000 including 12 months of operating results versus 10 months of operating results for the period from March 1, 1999 through December 31, 1999 and higher management fees charged by the manager of the AT&T systems on a per subscriber basis for the year ended December 31, 2000.

   Depreciation and amortization. Depreciation and amortization associated with the AT&T systems increased to $137.2 million for the year ended December 31, 2000, as compared to $90.2 million for the period from March 1, 1999 through December 31, 1999. The increase was principally due to the capital expenditures associated with the upgrade of the AT&T systems and the year ended December 31, 2000 including 12 months of operating results versus 10 months of operating results for the period from March 1, 1999 through December 31, 1999.

   Excess (shortfall) of revenue over direct expenses. Due to the factors described above, the AT&T systems generated excess of revenue over direct expenses of $16.7 million for the year ended December 31, 2000, as compared to excess of revenue over direct expenses of $28.9 million for the period from March 1, 1999 through December 31, 1999.

   EBITDA. EBITDA increased to $153.9 million for the year ended December 31, 2000, as compared to $119.1 million for the period from March 1, 1999 through December 31, 1999. This increase was substantially due to the year ended December 31, 2000 including 12 months of operating results versus 10 months of operating results for the period from March 1, 1999 through December 31, 1999, the increase in the average monthly basic service rate charged to basic subscribers and the growth in cable modem customers.

   Period from January 1, 1999 to February 28, 1999

   Revenue. Revenue was $63.3 million for the two months ended February 28, 1999.

   Operating expenses. Operating expenses were $31.5 million for the two months ended February 28, 1999. As a percentage of revenue, operating expenses were 49.7% of revenue for this period.

   Selling, general and administrative expenses. Selling, general and administrative expenses were $5.6 million for the two months ended February 28, 1999. As a percentage of revenue, selling, general and administrative expenses were 8.8% of revenue for this period.

   Management fees. Management fees were $1.9 million for the two months ended February 28, 1999.

   Depreciation and amortization. Depreciation and amortization associated with the AT&T systems was $10.8 million for the two months ended February 28, 1999.

   Excess of revenue over direct expenses. Due to the factors described above, excess of revenue over direct expenses was $13.5 million for the two months ended February 28, 1999.

   Year Ended December 31, 1998

   Revenue. Revenue was $368.3 million for the year ended December 31, 1998.

   Operating expenses. Operating expenses were $165.5 million for the year ended December 31, 1998. As a percentage of revenue, operating expenses were 44.9% of revenues for this period.

   Selling, general and administrative expenses. Selling, general and administrative expenses were $30.0 million for the year ended December 31, 1998. As a percentage of revenue, selling, general and administrative expenses were 8.1% of revenue for this period.

   Management fees. Management fees were $12.8 million for the year ended December 31, 1998.

   Depreciation and amortization. Depreciation and amortization associated with the AT&T systems was $63.8 million for the year ended December 31, 1998.

   Excess of revenue over direct expenses. Due to the factors described above, excess of revenue over direct expenses was $96.3 million for the year period ended December 31, 1998.

Liquidity and Capital Resources

   The cable television business has substantial ongoing capital requirements for the construction, expansion and maintenance of plant. Expenditures are primarily made to rebuild and upgrade existing plant and to consolidate headends. We also anticipate spending capital on plant extensions, new services, converters and system maintenance.

   Investing Activities. As part of our commitment to maximize customer satisfaction, to improve our competitive position and to introduce new and advanced broadband products and services to our customers, we plan to make significant investments to upgrade our cable network. The objectives of our cable network upgrade program are to:

  .  increase the bandwidth capacity of our cable network to 870MHz;

  .  further expand our cable network's two-way communications capability;

  . consolidate our headends through the extensive deployment of fiber-optic networks; and

  . allow us to provide digital cable television, high-speed Internet access, interactive video and other telecommunications services.

   As of March 31, 2001, approximately 50% of the AT&T systems' cable network was upgraded to 550MHz to 870MHz bandwidth capacity and approximately 46% of the homes passed were activated with two-way communications capability. Upon completion of our cable network upgrade program, we expect that 100% of the AT&T systems' cable network will be upgraded to 550MHz to 870MHz bandwidth capacity with two-way communications capability. Additionally, we expect that the number of headends serving the AT&T systems will be reduced from 162 to 18, increasing the average number of basic subscribers per headend from approximately 5,200 to approximately 47,000. We anticipate that our cable network upgrade program for the AT&T systems will be substantially completed by December 2003. We expect to spend approximately $50 million in 2001 subsequent to the completion of the AT&T acquisitions and approximately $150 million and $145 million in 2002 and 2003, respectively, to fund our capital expenditures for the AT&T systems, including our cable network upgrade program and network maintenance. We plan to fund these expenditures through net cash flows from operations and additional borrowings under our subsidiary credit facility.

   Financing Activities. We expect to finance the aggregate purchase price of the AT&T systems of approximately $2.2 billion, together with related fees and expenses and working capital, through a combination of:

  .  borrowings under our subsidiary credit facility;

  . proceeds from the concurrent offerings by Mediacom Communications of its Class A common stock and convertible notes and borrowings under its existing subsidiary credit facilities;

  . a preferred equity investment by Mediacom Communications and/or one or more of its direct or indirect subsidiaries; and

  .  the gross proceeds from the issuance of the notes offered hereby.

   The table below sets forth the estimated sources and uses of funds in connection with the AT&T acquisitions, assuming that all of the AT&T acquisitions and the financing transactions are completed.

                                                                      Amount
                                                                  --------------
   Sources of Funds:                                              (in thousands)
   Subsidiary credit facility:
     Revolving credit facility...................................   $  275,000
     Tranche A term loan facility................................      300,000
     Tranche B term loan facility................................      400,000
   From Mediacom Communications(a)...............................      800,000
   Preferred equity investment...................................      100,000
   Notes offered hereby..........................................      400,000
                                                                    ----------
       Total sources.............................................   $2,275,000
                                                                    ==========
   Uses of Funds:
   Acquisitions of the AT&T systems:
     Iowa........................................................   $1,450,000
     Missouri....................................................      320,000
     Georgia.....................................................      310,000
     Illinois....................................................      135,000
   Working capital...............................................        5,000
   Estimated fees and expenses...................................       55,000
                                                                    ----------
         Total uses..............................................   $2,275,000
                                                                    ==========

---------------------
(a) Consists of (i) $600.0 million of gross proceeds from the concurrent offerings by Mediacom Communications of Class A common stock and convertible notes and (ii) $200.0 million to be borrowed under our manager's existing subsidiary credit facilities. Includes estimated underwriting commissions and other fees and expenses incurred by Mediacom Communications of $26.6 million. The remaining $773.4 million will be contributed to the common equity of Mediacom Broadband LLC.

   We expect that our subsidiary credit facility will be a $1.3 billion credit facility, consisting of a $600.0 million revolving credit facility, a $300.0 million tranche A term loan and a $400.0 million tranche B term loan. We expect that our subsidiaries will borrow $275.0 million under the revolving credit facility to fund a portion of the purchase price of the AT&T systems, and in such case will have approximately $325.0 million of unused credit commitments under the revolving credit facility. We expect that commitments under the revolving credit facility will be reduced in quarterly installments commencing on December 31, 2004 and that the revolving credit facility will expire on March 31, 2010. Our subsidiaries will be able to prepay revolving credit loans and reborrow any amounts that are repaid, up to the amount of the revolving credit commitment then in effect, subject to customary conditions.

   The borrowings under our operating subsidiaries' tranche A and tranche B term loans are expected to mature on March 31 and September 30, 2010, respectively. These term loans are expected to be payable in quarterly installments commencing on September 30, 2004. For the fiscal years 2004, 2005 and 2006, we expect that our scheduled repayment obligations under the term loans will equal $8.0 million, $34.0 million and $41.5 million, respectively.

   We are a holding company with no source of operating income. We are therefore dependent on our capital raising abilities and distributions from our operating subsidiaries to meet our obligations. We expect that our subsidiary credit facility will permit our operating subsidiaries to make distributions to us but prohibit such distributions upon the occurrence of certain events of default under the subsidiary credit facility.

   We believe that the cash generated from operations and borrowings expected to be available under our subsidiary credit facility will be sufficient to meet our debt service, capital expenditures and working capital requirements for the foreseeable future. We may require additional financing if our plans materially change in an adverse manner or prove to be materially inaccurate. There can be no assurance that such financing, if permitted under the terms of our debt agreements, will be available on terms acceptable to us or at all.

Recent Pronouncements

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB No. 101), "Revenue Recognition in Financial Statements." Application of the accounting and disclosures described in SAB No. 101 was required no later than the fourth quarter of 2000. We believe the AT&T systems are currently in compliance with the provisions of SAB No. 101. Further, we believe the adoption of SAB No. 101 did not have an impact on the results of operations, financial position or cash flows of the AT&T systems.

Inflation and Changing Prices

   Our systems' costs and expenses will be subject to inflation and price fluctuations. Since changes in costs can be passed through to subscribers, such changes are not expected to have a material effect on our results of operations.

Quantitative and Qualitative Disclosures About Market Risk

   We will be exposed to some market risk due to the floating interest rate under our subsidiary credit facility. The subsidiary credit facility will have interest payments based on a floating rate (a base rate or LIBOR, at our option) plus a variable amount based on operating results. Three month LIBOR at May 31, 2001 was 3.99%. A 1.0% increase in LIBOR would result in a $9.75 million pro forma annual increase in interest expense. We expect any new financing arrangements to expose us to similar risks.

   Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and lease payments and reducing our funds available for capital investment, operations or other purposes. In addition, a substantial portion of our cash flow must be used to service our debt, which may affect our ability to make future acquisitions or capital expenditures. We may from time to time use interest rate protection agreements to minimize our exposure to interest rate fluctuation. However, there can be no assurance that hedges will be implemented, or if implemented will achieve the desired effect. We may experience economic loss and a negative impact on earnings or net assets as a result of interest rate fluctuations.